EXHIBIT 10.37
MURPHY OIL CORPORATION
2026 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
RESTRICTED STOCK UNIT GRANT AGREEMENT

Restricted Stock Unit Award Number: ___________________	Name of Grantee: ______________________________________	Number of Restricted Stock Units Subject to this Grant: _______________________

    This Restricted Stock Unit Award (this “Award”) is granted on and dated [•] (the “Grant Date”), by Murphy Oil Corporation, a Delaware corporation (the “Company”), pursuant to and for the purposes of the Company’s 2026 Stock Plan for Non-Employee Directors (the “Plan”), subject to the provisions set forth herein and in the Plan. Any terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

1. The Company hereby grants to the individual named above (the “Grantee”) an Award of Restricted Stock Units each equal in value to one share of Common Stock (collectively, the “Units”). This Award constitutes a right to receive shares in the future and does not represent any current interest in the shares subject to the Award.

2. Subject to paragraph 3 below and in accordance with the Plan, this Award will fully vest on the first anniversary of the Grant Date (the “Vesting Date”), subject to the Grantee’s continuous service as a member of the Board through the Vesting Date (provided that, in the event the Grantee’s service as a member of the Board terminates prior to the Vesting Date, the Award shall be subject to the provisions of Article X of the Plan). Upon vesting, the Common Shares and any accrued dividend equivalents will be issued, without restrictions, within thirty (30) days following the Vesting Date or, in the case of Deferred Units, the settlement date selected at the time a valid deferral election was made in accordance with the Plan. This Award shall not be settled whenever the delivery of Common Shares under it would be a violation of any applicable law, rule or regulation.

3. This Award will fully vest, and Common Shares will be issued, without restrictions, upon the occurrence of a Change in Control (as such term is defined in the Plan); provided, however, that no issuance of Common Shares will be made until [•] unless the Change in Control also qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of its assets, as determined under Section 409A of the Internal Revenue Code.

4. This Award and the number of Restricted Stock Units granted hereunder shall be subject to adjustment in accordance with the provisions of Article XI of the Plan.

    5. In accordance with the Plan, settlement of the Award may be deferred to the extent the Company received from the Grantee an executed valid deferral election form, in compliance with such rules and procedures as the Committee deems advisable, no later than December 31 of the calendar year prior to the year in which the Award was granted.

    6. This Award is not assignable except as provided in the case of death and is not subject in whole or in part to attachment, execution or levy of any kind.

    7. The Grantee shall not be eligible to receive any dividends or other distributions paid with respect to the Common Shares underlying the Units during the Restricted Period. An amount equivalent to these dividends and/or other distributions shall be paid to the Grantee upon and subject to the vesting and issuance of Common Shares and payment of this Award. Any such payment (unadjusted for interest) shall be made in whole shares of the Common Stock of the Company (rounding up to the nearest whole share).

Attest:                            MURPHY OIL CORPORATION

___________________________________        By _________________________________